Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Fat Brands Inc.
Beverly Hills, California
We consent to the incorporation by reference in the Registration Statements of FAT Brands Inc. on Form S-1 (No. 333-239032), Form S-3 (No. 333-261371), Form S-3 (333-261365), Form S-3 (No. 333-256342), Form S-3 (No. 333-284737), Form S-3 (No. 333-284745), Form S-8 (No. 333-239031), Form S-8 (No. 333-261362) and Form S-8 (333-270023) of our report dated February 28, 2025 relating to the consolidated financial statements and the financial statement schedule of FAT Brands Inc., appearing in this Annual Report on Form 10-K of FAT Brands Inc. for the year ended December 29, 2024.
/s/ Macias Gini and O’Connell LLP

Irvine, California

February 28, 2025